EXHIBIT 16.1
June 28, 2005
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
Re:	Moliris Corporation Commission File No. 0-33473
Gentlemen,
     We were previously the independent auditors of Moliris Corporation and on November 19, 2005 and we completed our review of their interim financial information for their fiscal quarter ended September 30, 2004. On June 27, 2005, we were dismissed as the Company’s independent auditors. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated June 28, 2005 and we agree with such statements.
Turner, Stone & Company, L.L.P.